UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2020 (December 8, 2020)

ENERGY FUELS INC.

(Exact Name of Registrant as Specified in Charter)

Ontario	001-36204	98-1067994
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

225 Union Blvd., Suite 600

Lakewood, Colorado

80228

(Address of Principal Executive Offices, and Zip Code)

(303) 974-2140

Registrant's Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	UUUU	NYSE American LLC
Warrants to Purchase Common Shares	UUUU-WT	NYSE American LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.  Other Events.

On December 14, 2020, Energy Fuels Inc. (the "Corporation") announced it entered into a three-year supply agreement with The Chemours Company (NYSE: CC) ("Chemours") to acquire a minimum of 2,500 tons per year of natural monazite sands, one of the highest-grade rare earth element ("REE") ores in the world, from Chemours' Offerman Mineral Sand Plant located in Georgia, United States of America ("U.S."). The Corporation expects to process this monazite at its 100%-owned White Mesa Mill (the "Mill") in Utah, starting in Q1-2021, to recover the contained uranium and to produce a marketable mixed REE carbonate as a step toward re-establishing a fully-integrated U.S. REE supply chain.

Upon a successful ramp-up of this program, the Corporation will be the first U.S. company in several years to produce a marketable mixed REE concentrate ready for separation on a commercial scale. The Corporation estimates that the amount of REEs contained in the monazite sands to be supplied by Chemours will equal close to 10% of total current U.S. REE demand, as contained in end-use products.

The Corporation expects to recover uranium from the monazite sands and produce a commercially salable mixed REE carbonate containing approximately 71% total rare earth oxide ("TREO") on a dry basis. This REE product will be ready for REE separation, which is the next step in producing usable REE products. The Corporation is also in discussions with other entities to acquire additional supplies of natural monazite sands and is working with the U.S. Department of Energy ("DOE") to evaluate the potential to process other types of REE and uranium bearing ores at the Mill produced from coal-based resources. Because the Corporation is obtaining monazite from existing mining facilities in Georgia (and potentially elsewhere) and utilizing its existing Mill, it will avoid the significant time and cost required to license and develop new facilities, which the Corporation believes may, in time, result in among the lowest-cost REE production in the western world. In addition, since the monazite sands are currently being separated from other mineral sands in Georgia and elsewhere, the Corporation will only incur the cost to acquire the monazite, thereby avoiding mining costs and associated risks. The Corporation expects to sell some or all of its mixed REE carbonate to buyers in Europe and/or Asia until an REE separation facility is established in the U.S. The Corporation is also evaluating the potential to perform REE separation, and potentially other downstream REE activities, including metal-making and alloying, in the future at the Mill or elsewhere in the U.S.

The Corporation's mixed REE carbonate production from monazite sand ores is expected to utilize only a very small amount of the Mill's ore production capacity. The Corporation expects to acquire a minimum 2,500 tons of monazite sands in 2021 from Chemours, alone, and has a goal to increase production in the future to approximately 15,000 tons or more of monazite sands per year. For comparison, the Mill is licensed and designed to process 2,000 tons of ore per day on average, or 720,000 tons of ore per year. Therefore, 2,500 tons of monazite per year represents less than 0.4% of the Mill's ore throughput capacity, and 15,000 tons would represent approximately 2% of its capacity. If the Corporation is successful in securing 15,000 tons of ore similar to the Chemours monazite, the Corporation would be able to produce approximately 50% of current U.S. REE demand in a mixed REE carbonate. Furthermore, since monazite is typically comprised of approximately 55% recoverable uranium and REEs, the total volume of resulting waste is significantly lower than for most other Mill feeds. The Corporation currently has 1.5 million tons of existing capacity in its fully-constructed 1,000-year design tailings impoundments. Therefore, the annual waste streams from monazite ore processing are expected to represent less than 1% of existing tailings capacity.

REEs are a group of 17 chemical elements (the 15 elements in the lanthanum series, plus yttrium and scandium) that have a variety of industrial, energy, and defense uses, including automotive components, communications technology, clean energy production, consumer electronics, defense systems, advanced magnets, lasers and numerous other applications.

Typical natural monazite sands from the southeast U.S. average about 55% TREO and 0.20% uranium, which is the typical grade of uranium found in uranium mines that have historically fed the Mill. Of the 55% TREO typically found in the monazite sands, the neodymium and praseodymium ("NdPr") comprise approximately 22% of the TREO. NdPr are among the most valuable of the REEs, as they are the key ingredient in the manufacture of high-strength permanent magnets which are essential to the lightweight and powerful motors required in electric vehicles ("EVs") and permanent magnet wind turbines used for renewable energy generation, as well as to an array of other modern technologies, including mobile devices and defense applications. The Corporation is primarily focused on NdPr and, to a lesser extent, La, Ce and Sm.

The REE supply chain starts at the mine. REEs are mined both as a primary target and as a byproduct, which is the case for Chemours' Offerman Mineral Sand Plant, where the natural monazite sands are physically separated from the other mined sands mined by Chemours. Mining creates an ore, which in the case of the Chemours material is the natural monazite sands that are physically separated from the other mined mineral sands. The ore will then go through a process of cracking and cleaning at the Mill that may include acids or caustic solutions, elevated temperature, and pressure to recover the uranium and free the REEs from the mineral matrix. After removal of the uranium, which will be sold into the commercial nuclear fuel cycle for the creation of carbon-free nuclear energy, this solution will be cleaned from any remaining deleterious elements (including remaining radioactive elements) and made into an REE carbonate, which will be in a form acceptable as a solvent extraction ("SX") feedstock ready for separation. Solvent extraction facilities will then use solvents and a series of mixer-settlers for the separation of the rare earths in the REE carbonate from each other and to create the desired purified REEs (often as oxides) for the market or particular end user. REE oxides are typically sold to various markets, depending on the use. REE oxides can be made into REE metals and metal alloys, which are used for magnets and other applications. At this time, the Mill intends to produce an REE carbonate, which it intends to sell to one or more third-party separation facilities for separation into individual REEs. The Mill is evaluating the potential to perform REE separation, and potentially other downstream REE activities, including metal-making and alloying, in the future at the Mill or elsewhere in the United States.

According to a 2017 report by the United States Geological Survey ("USGS"), China has controlled more than 90% of the global supply of REEs since the late 1990s and has placed restrictions on REE exports since 2010. While China consumes the most REEs in its manufacturing industries, much of it is consumed in the manufacture of end-use goods for export and by non-Chinese companies operating within China. REE separation facilities are additionally located in Vietnam, India and Estonia and use a variety of feedstocks and sources, with small-scale or experimental operational facilities located elsewhere (Russia included). The REE industry was primarily based on material extracted from monazites from 1891-1965, and monazites continued to provide substantial material through the late 1990s. The subsequent decline in monazite production stemmed from increased environmental concerns related to handling radioactivity and the resulting waste, with facilities struggling to adequately address the ore's uranium and thorium content and stringent licensing requirements. The Mill, however, is licensed to process uranium and thorium-bearing materials and does not face those issues.

More recently, China began importing monazite and recovering its uranium as a feed source for the nuclear industry, while concurrently producing REE concentrate as a feed source for the REE industry. The Corporation sees its production of REE carbonate as the first step in an effort to restore the rare earth supply chain in the U.S., where one currently does not exist. Multiple potential domestic sources of mined mineral sands, including monazites, exist in North America and are potential feedstocks for the Mill; in addition, there is one producer of REEs from hard rock mining in California, which currently ships its material to China. On a global level, there is a potential to acquire natural monazite sands from the following locations: Australia, South Africa, Madagascar, Philippines, Indonesia, Brazil, Malaysia, Thailand, India, Russia, and others.

There are a number of risks inherent to the Corporation's REE activities, which include the following:

  The risk of achieving and maintaining an adequate supply of monazite sands for processing at the Mill. The Corporation does not currently own its own monazite-bearing mines and is completely dependent on contractual arrangements for its REE feed sources. There can be no guarantee that the Corporation will be able to secure adequate monazite supply over the long-term at suitable prices. In addition, the price the Corporation may require to pay for monazite sands is subject to the risk of influence by foreign policy and/or foreign state-owned enterprises. The Corporation will evaluate potential joint ventures with mine owners but there can be no guarantee that any joint ventures can be realized on acceptable terms. Further, to the extent the Corporation is required to purchase monazite ore sources and rely on REE separation facilities located outside the United States, the Corporation may be at a transportation cost disadvantage compared to processing facilities in China or elsewhere that may be closer to potential ore sources and/or REE separation facilities;
  The risk of being able to contract to sell the Mill's REE product at satisfactory prices. The Corporation intends to secure potential sales contracts with one or more REE separation facilities for the sale of the REE carbonate produced at the Mill, but there can be no guarantee that any such contracts will be entered into on satisfactory terms, or at all, in the future. If the Corporation is not able to secure adequate contracts for the sale of its REE carbonate, it may be required to hold its carbonate in inventory until it can be sold at reasonable prices, which would require the commitment of the Corporation's cash resources while the REE product is being held in inventory. The Corporation would also bear the risk that the REE product may not be able to be sold at reasonable prices in the future, either due to a lack of a market for the purchase of  the Mill's REE carbonate, and/or a reduction in REE commodity prices and hence a reduction in the value of the carbonate. The Corporation anticipates that the U.S. government may take steps to support the development of a U.S. supply chain for REEs through price support or other mechanisms, but there can be no guarantee that any such support will be given, or if given, would benefit the Corporation.
  The risk of process failures in the production of REE carbonates, which could delay the expected commencement of commercial production of REE carbonate at the Mill in 2021 or prevent the commercial production of REE carbonate cost-competitively or at all;
  The risk that the Corporation may not be able to increase its sources of natural monazite sands or other ores in amounts sufficient to result in cost competitive production of REE carbonate at the Mill;
  The inability of the Corporation to successfully or cost-competitively process other types of REE and uranium bearing ores at the Mill produced from coal-based resources;
  The inability of the Corporation to construct and operate an REE separation facility, and potentially other downstream REE activities, including metal-making and alloying, in the future at the Mill or elsewhere in the United States; and
  The risk of permit and license challenges or the failure to obtain any needed permit or license amendments. The Mill can produce REE carbonate, along with uranium, from natural uranium- and REE-bearing monazite sand ores, but additional licensing may be required to permit and construct a separation facility and potential REE metal and metal alloy facilities at the Mill. The existing licensing regime and any new permits or licenses or amendments that may be required are subject to challenge, which could delay or prevent existing production or any new construction, as well as any separation and other activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC. (Registrant)

Dated: December 14, 2020	By: /s/ David C. Frydenlund David C. Frydenlund Chief Financial Officer, General Counsel and Corporate Secretary